Exhibit 99.1

ADMA Biologics Announces Fourth Quarter and Full Year 2023 Financial Results and Provides Business Update

4Q 2023 Total Revenue of $73.9 Million; FY 2023 Total Revenue of $258.2 Million

4Q 2023 Adjusted EBITDA(1) of $18.6 Million; FY 2023 Adjusted EBITDA of $40.3 Million

4Q 2023 Adjusted Net Income(2) of $8.5 Million; FY 2023 Adjusted Net Income of $0.7 Million

FY 2024 and 2025 Total Revenue Guidance Increased to More Than $330 Million and $380 Million, Respectively

FY 2024 Net Income Guidance Increased to More Than $65 Million and Adjusted EBITDA Guidance Increased to More Than $90 Million

FY 2025 Net Income Guidance Increased to More than $115 Million and Adjusted EBITDA Guidance Increased to More Than $140 Million

Innovative Growth Opportunities Targeting Manufacturing and New Pipeline Hyperimmune Globulin to Advance During 2024

Conference Call Scheduled for Today at 4:30 p.m. ET

RAMSEY, N.J. and BOCA RATON, FL, February 28, 2024 - ADMA Biologics, Inc. (Nasdaq: ADMA) (“ADMA” or the “Company”), an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty biologics, today announced its fourth quarter and full year 2023 financial results and provided a business update.

“We are pleased with our 2023 performance, which marked first-time positive adjusted net income on a full year basis. This is a testament to the exponential revenue growth of our commercial specialty biologics product portfolio and effective fiscal and operational management. As ADMA’s forward-looking business trends gain momentum, we're revising financial guidance upwards for both 2024 and 2025, increasing top and bottom-line projections,” said Adam Grossman, President and Chief Executive Officer of ADMA. “We believe our growing commercial success will be sustained by the recent and continuous expansion of ASCENIV utilization. We believe our unwavering focus on the immune deficient patient segment has allowed ADMA to establish itself as a premier provider of specialty biologics. We are confident that there is significant growth for ASCENIV within its addressable market, further penetrating the treatment setting comprised of immune deficient patients grappling with complex comorbidities.”

Mr. Grossman continued, “In conjunction with the ongoing expansion of our commercial product portfolio, we look forward to advancing new growth initiatives, including innovations to ADMA’s manufacturing processes and potential yield enhancement, as well as progress with our preclinical S. pneumonia pipeline program. Based upon current market factors, we anticipate 2024 being defined by top-tier revenue and earnings growth, cash generation, and the further de-risking of growth initiatives which, if successful, we believe have the potential to significantly impact ADMA's peak revenue and earnings targets. We believe our proven internal R&D capabilities, broad intellectual property estate and successful establishment of our innovative commercial model position the Company for enduring success in the future.”

(1) Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation of Adjusted EBITDA to the most comparable GAAP measure, please see the reconciliation included in the financial tables.
(2) Adjusted net income is a non-GAAP financial measure.  For reconciliation of Adjusted net income to the most comparable GAAP measure, please see the reconciliation included in the financial tables.

2024-2025 Financial Guidance:

•	FY 2024 and 2025 total revenue now expected to be more than $330 million and $380 million, respectively, increased from prior guidance of $320 million and $370 million, respectively

•	FY 2024 and 2025 net income now expected to exceed $65 million and $115 million, respectively, increased from prior guidance of $60 million and $110 million, respectively

•	FY 2024 Adjusted EBITDA now anticipated to exceed $90 million, increased from $85 million previously; FY 2025 Adjusted EBITDA expected to exceed $140 million

Innovative Growth Opportunities: Below are the Company’s ongoing initiatives which, if successful, represent potential upside to newly provided guidance ranges:

•
Biologic Production Yield Enhancement: The Company continues to progress with development scale and laboratory analyses, advancing the Company’s initiative to capture additional immune globulin (IG) production yields with the same quantities of starting raw material. These initiatives are subject to further evaluation, validation of commercial-scale production and requisite regulatory review. If proven successful, we believe these yield enhancements will potentially provide significant upside to the Company’s peak financial targets in the future.

•	New Pipeline Introduction - S. pneumonia Hyperimmune Globulin:

o          S. pneumonia is the primary cause of community-acquired pneumonia (CAP) in the United States, ranking ninth in overall mortality. The increasing prevalence of anti-infective resistance underscores the urgent need for both prophylactic and therapeutic interventions. Annually, about one million U.S. adults contract pneumococcal pneumonia, leading to 400,000 hospitalizations and a 5-7% mortality rate, with approximately 7,000 deaths attributed to anti-infective resistance. Despite available vaccines, vaccine-naive and immune-compromised patients remain at risk, highlighting the potential benefits of immediately available neutralizing antibodies provided by a hyperimmune globulin in both in-patient and out-patient settings. We estimate that, if approved, an S. pneumonia hyperimmune globulin could generate peak annual revenue of $300-500 million.

o          ADMA holds various U.S. and foreign patents, including U.S. Patent Nos. 10,259,865 and 11,084,870, and EP Patent No. 3375789, each with patent terms extending to 2037, along with numerous pending applications. These patents cover ADMA’s proprietary pneumococcal hyperimmune technology, encompassing hyperimmune anti-pneumococcal immune globulin, methods of preparation, and utilization for treating S. pneumonia infections or providing immunotherapy to patients. During 2024, ADMA intends to advance pre-clinical work for the S. pneumonia program.

•
ASCENIV Label Expansion: The ongoing post-marketing pediatric clinical study for ASCENIV may provide label expansion opportunities, further strengthening ADMA’s product portfolio compared to peers, if successful.

Fourth Quarter 2023 Financial Results:

Total revenues were $73.9 million for the quarter ended December 31, 2023, as compared to $50.0 million for the quarter ended December 31, 2022, an increase of $23.9 million, or approximately 48%. The increase is primarily related to increased sales of our immunoglobulin products, partially offset by a planned decrease in sales of plasma to third parties due to the increasing retention of plasma for internal intravenous immune globulin (IVIG) production.

Adjusted EBITDA was $18.6 million for the quarter ended December 31, 2023, as compared to an Adjusted EBITDA loss of $3.5 million for the quarter ended December 31, 2022. Adjusted EBITDA for the quarter includes all non-GAAP reconciliation items, including stock-based compensation, depreciation, amortization and interest expense totaling $10.1 million and loss on debt extinguishment of $26.2 million.

Net loss was $17.6 million for the quarter ended December 31, 2023, compared to a net loss of $12.2 million for the quarter ended December 31, 2022.

Adjusted net income was $8.5 million for the quarter ended December 31, 2023, accounting for the non-GAAP reconciliation of a $26.2 million loss on extinguishment of debt incurred during the period, compared to an Adjusted net loss of $12.2 million for the quarter ended December 31, 2022.

Full Year 2023 Financial Results:

Total revenues were $258.2 million for the year ended December 31, 2023, as compared to $154.1 million for the year ended December 31, 2022, an increase of $104.1 million, or approximately 68%.
The increase is primarily related to increased sales of our immunoglobulin products, partially offset by a planned decrease in sales of plasma to third parties due to the increasing retention of plasma for internal IVIG production.

Adjusted EBITDA was $40.3 million for the year ended December 31, 2023, as compared to an Adjusted EBITDA loss of $27.6 million for the year ended December 31, 2022.  Adjusted EBITDA for the full year includes all non-GAAP reconciliation items, including depreciation and amortization, interest expense, stock-based compensation, loss on debt extinguishment and costs related to the IT disruption.

Net loss was $28.2 million for the year ended December 31, 2023, as compared to a net loss of $65.9 million for the year ended December 31, 2022.

Adjusted net income was $0.7 million for the year ended December 31, 2023, accounting for the non-recurring costs related to the IT systems disruption totaling $2.8 million and the loss on extinguishment of debt totaling $26.2 million, as compared to Adjusted net loss of $59.2 million for the year ended December 31, 2022.

As of December 31, 2023, ADMA had working capital of approximately $207.2 million, primarily consisting of $172.9 million of inventory, $51.4 million of cash and cash equivalents and $27.4 million of net accounts receivable, partially offset by current liabilities of $49.8 million, as compared to working capital at December 31, 2022 of $231.1 million, primarily consisting of $163.3 million of inventory, $86.5 million of cash and cash equivalents and $15.5 million of net accounts receivable, partially offset by current liabilities of $39.3 million.

Conference Call Information
To access the conference call seamlessly on February 28, 2024 at 4:30 PM ET, participants may register for the call here to receive the dial-in numbers and unique PIN. It is recommended that you join 10 minutes prior to the event starting (although you may register and dial in at any time during the call). A live audio webcast of the call will be available under “Events & Webcasts” in the investor section of the Company’s website, https://ir.admabiologics.com/events-webcasts. An archived webcast will be available on the Company’s website approximately two hours after the event.

About ASCENIV™

ASCENIV (immune globulin intravenous, human – slra 10% liquid) is a plasma-derived, polyclonal, intravenous immune globulin (IVIG). ASCENIV was approved by the United States Food and Drug Administration (FDA) in April 2019 and is indicated for the treatment of primary humoral immunodeficiency (PI), also known as primary immune deficiency disease (PIDD), in adults and adolescents (12 to 17 years of age). ASCENIV is manufactured using ADMA’s unique, patented plasma donor screening methodology and tailored plasma pooling design, which blends normal source plasma and respiratory syncytial virus (RSV) plasma obtained from donors tested using the Company’s proprietary microneutralization assay. ASCENIV contains naturally occurring polyclonal antibodies, which are proteins that are used by the body’s immune system to neutralize microbes, such as bacteria and viruses and prevent against infection and disease. ASCENIV is protected by U.S. Patents: 9,107,906, 9,714,283 and 9,815,886. Certain data and other information about ASCENIV can be found by visiting www.asceniv.com. Information about ADMA and its products can be found on the Company’s website at www.admabiologics.com.

Additional Important Safety Information About ASCENIV™

WARNING: THROMBOSIS, RENAL DYSFUNCTION AND ACUTE RENAL FAILURE

Thrombosis may occur with immune globulin intravenous (IGIV) products, including ASCENIV. Risk factors may include: advanced age, prolonged immobilization, hypercoagulable conditions, history of venous or arterial thrombosis, use of estrogens, indwelling vascular catheters, hyperviscosity, and cardiovascular risk factors.

Renal dysfunction, acute renal failure, osmotic nephrosis, and death may occur with the administration of IGIV products in predisposed patients.

Renal dysfunction and acute renal failure occur more commonly in patients receiving IGIV products containing sucrose. ASCENIV does not contain sucrose.
For patients at risk of thrombosis, renal dysfunction or renal failure, administer ASCENIV at the minimum dose and infusion rate practicable. Ensure adequate hydration in patients before administration. Monitor for signs and symptoms of thrombosis and assess blood viscosity in patients at risk for hyperviscosity.

ASCENIV™ Contraindications:

History of anaphylactic or severe systemic reactions to human immunoglobulin.

IgA deficient patients with antibodies to IgA and a history of hypersensitivity.

ASCENIV™ Warnings and Precautions:

IgA-deficient patients with antibodies against IgA are at greater risk of developing severe hypersensitivity and anaphylactic reactions. Have medications such as epinephrine available to treat any acute severe hypersensitivity reactions. [4, 5.1]

Thrombotic events have occurred in patients receiving IGIV treatments. Monitor patients with known risk factors for thrombotic events; consider baseline assessment of blood viscosity for patients at risk of hyperviscosity. [5.2, 5.4]

In patients at risk of developing acute renal failure. monitor renal function, including blood urea nitrogen (BUN), serum creatinine, and urine output. [5.3, 5.9]

Hyperproteinemia, increased serum viscosity, and hyponatremia or pseudohyponatremia can occur in patients receiving IGIV treatment.

Aseptic meningitis syndrome (AMS) has been reported with IGIV treatments, especially with high doses or rapid infusion. [5.5]

Hemolytic anemia can develop subsequent to IGIV treatment. Monitor patients for hemolysis and hemolytic anemia. [5.6]

Monitor patients for pulmonary adverse reactions (Transfusion-related acute lung injury [TRALI]). If transfusion related acute lung injury is suspected, test the product and patient for antineutrophil antibodies. [5.7]

Because this product is made from human blood, it may carry a risk of transmitting infectious agents, e.g., viruses, and theoretically, the Creutzfeldt-Jakob disease (CJD) agent.

ASCENIV™ Adverse Reactions:

The most common adverse reactions to ASCENIV (≥5% of study subjects) were headache, sinusitis, diarrhea, gastroenteritis viral, nasopharyngitis, upper respiratory tract infection, bronchitis, and nausea

To report SUSPECTED ADVERSE REACTIONS, contact ADMA Biologics at (800) 458-4244 or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

About ADMA Biologics, Inc. (ADMA)

ADMA Biologics is an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty biologics for the treatment of immunodeficient patients at risk for infection and others at risk for certain infectious diseases. ADMA currently manufactures and markets three United States Food and Drug Administration (FDA)-approved plasma-derived biologics for the treatment of immune deficiencies and the prevention of certain infectious diseases: BIVIGAM® (immune globulin intravenous, human) for the treatment of primary humoral immunodeficiency (PI); ASCENIV™ (immune globulin intravenous, human – slra 10% liquid) for the treatment of PI; and NABI-HB® (hepatitis B immune globulin, human) to provide enhanced immunity against the hepatitis B virus. ADMA manufactures its immune globulin products at its FDA-licensed plasma fractionation and purification facility located in Boca Raton, Florida. Through its ADMA BioCenters subsidiary, ADMA also operates as an FDA-approved source plasma collector in the U.S., which provides its blood plasma for the manufacture of its products. ADMA’s mission is to manufacture, market and develop specialty biologics, human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases and management of immune compromised patient populations who suffer from an underlying immune deficiency, or who may be immune compromised for other medical reasons. ADMA holds numerous U.S. and foreign patents related to and encompassing various aspects of its products and product candidates. For more information, please visit www.admabiologics.com.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures that are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company believes Adjusted EBITDA/(loss) and Adjusted net income/(loss) are useful to investors in evaluating the Company’s financial performance. The Company uses Adjusted EBITDA/(loss) and Adjusted net income/(loss) as key performance measures because we believe that they facilitate operating performance comparisons from period to period that exclude potential differences driven by the impact of variations of non-cash items such as depreciation and amortization, as well as, in the case of Adjusted EBITDA, stock-based compensation or certain non-recurring items, and in the case of Adjusted net income, certain non-recurring items. The Company believes that investors should have access to the same set of tools used by our management and board of directors to assess our operating performance. Adjusted EBITDA/(loss) and Adjusted net income/(loss) should not be considered as measures of financial performance under GAAP, and the items excluded from Adjusted EBITDA/(loss) and Adjusted net income/(loss) are significant components in understanding and assessing the Company’s financial performance. Accordingly, these key business metrics have limitations as an analytical tool. They should not be considered as an alternative to net income/loss or any other performance measures derived in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. Please refer to the tables below for the reconciliation of GAAP measures to these non-GAAP measures for applicable periods.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, about ADMA Biologics, Inc. (“we,” “our” or the “Company”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain such words as “confident,” “estimate,” “project,” “intend,” “forecast,” “target,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will,” “is likely,” “will likely,” “should,” “could,” “would,” “may,” or, in each case, their negative, or words or expressions of similar meaning. These forward-looking statements include, but are not limited to, statements about the Company’s future results of operations, including, but not limited to, revenue, net income and Adjusted EBITDA guidance in future periods, and certain assumptions in connection therewith; the market for ASCENIV and BIVIGAM; and additional growth opportunities, including but not limited to, the Company’s yield enhancement initiative, the newly announced hIG pipeline program targeting S. pneumonia (including the revenue potential) and ASCENIV label expansion. Actual events or results may differ materially from those described in this press release due to a number of important factors. Current and prospective security holders are cautioned that there also can be no assurance that the forward-looking statements included in this press release will prove to be accurate. Except to the extent required by applicable laws or rules, ADMA does not undertake any obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements. Forward-looking statements are subject to many risks, uncertainties and other factors that could cause our actual results, and the timing of certain events, to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, the risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission, including our most recent reports on Form 10-K, 10-Q and 8-K, and any amendments thereto.

COMPANY CONTACT:

Skyler Bloom
Senior Director, Corporate Strategy and Business Development | 201-478-5552 | sbloom@admabio.com

INVESTOR RELATIONS CONTACT:
Michelle Pappanastos
Senior Managing Director, Argot Partners | 212-600-1902 | michelle@argotpartners.com

ADMA BIOLOGICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
	(in thousands, except share and per share amounts)

REVENUES	$73,904	$49,981	$258,215	$154,080
Cost of product revenue	42,817	35,804	169,273	118,815
Gross profit	31,087	14,177	88,942	35,265

OPERATING EXPENSES:
Research and development	445	1,074	3,300	3,614
Plasma center operating expenses	685	5,088	4,266	17,843
Amortization of intangible assets	187	179	724	715
Selling, general and administrative	15,535	13,895	59,020	52,458
Total operating expenses	16,852	20,236	67,310	74,630

INCOME (LOSS) FROM OPERATIONS	14,235	(6,059)	21,632	(39,365)

OTHER INCOME (EXPENSE):
Interest income	612	2	1,617	45
Interest expense	(6,215)	(5,737)	(25,027)	(19,279)
Loss on extinguishment of debt	(26,174)	-	(26,174)	(6,670)
Other expense	(101)	(438)	(287)	(635)
Other expense, net	(31,878)	(6,173)	(49,871)	(26,539)

NET LOSS	$(17,643)	$(12,232)	$(28,239)	$(65,904)

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.08)	$(0.06)	$(0.13)	$(0.33)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and Diluted	225,968,387	202,830,446	223,977,315	197,874,895

ADMA BIOLOGICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2023	2022
	(Unaudited)
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$51,352	$86,522
Accounts receivable, net	27,421	15,505
Inventories	172,906	163,280
Prepaid expenses and other current assets	5,334	5,095
Total current assets	257,013	270,402
Property and equipment, net	53,835	58,261
Intangible assets, net	499	1,013
Goodwill	3,530	3,530
Right-to-use assets	9,635	10,485
Deposits and other assets	4,670	4,770
TOTAL ASSETS	$329,182	$348,461

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$15,660	$13,229
Accrued expenses and other current liabilities	32,919	24,990
Current portion of deferred revenue	182	143
Current portion of lease obligations	1,045	905
Total current liabilities	49,806	39,267
Senior notes payable, net of discount	130,594	142,833
Deferred revenue, net of current portion	1,690	1,833
End of term fee	1,688	1,500
Lease obligations, net of current portion	9,779	10,704
Other non-current liabilities	419	350
TOTAL LIABILITIES	193,976	196,487

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred Stock, $0.0001 par value, 10,000,000 shares authorized,
no shares issued and outstanding	-	-
Common Stock - voting, $0.0001 par value, 300,000,000 shares authorized,
226,063,032 and 221,816,930 shares issued and outstanding	23	22
Additional paid-in capital	641,439	629,969
Accumulated deficit	(506,256)	(478,017)
TOTAL STOCKHOLDERS' EQUITY	135,206	151,974
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$329,182	$348,461

NON-GAAP RECONCILIATION
RECONCILIATION OF GAAP NET (LOSS) TO ADJUSTED NET INCOME (LOSS)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
Net loss	$(17,643)	$(12,232)	$(28,239)	$(65,904)
Loss on extinguishment of debt	26,174	-	26,174	6,670
IT systems disruption	-	-	2,770	-
Adjusted net income (loss)	$8,531	$(12,232)	$705	$(59,234)

NON-GAAP RECONCILIATION
RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
Net loss	$(17,643)	$(12,232)	$(28,239)	$(65,904)
Depreciation	1,921	1,758	7,608	6,398
Amortization	188	178	724	715
Interest expense	6,215	5,737	25,027	19,279
EBITDA	(9,319)	(4,559)	5,120	(39,512)
Stock-based compensation	1,745	1,069	6,187	5,215
IT systems disruption	-	-	2,770	-
Loss on extinguishment of debt	26,174	-	26,174	6,670
Adjusted EBITDA	$18,600	$(3,490)	$40,251	$(27,627)